Exhibit 10.154

                        AMENDMENT TO EMPLOYMENT CONTRACT

     This Amendment to Employment Contract ("Amendment") is executed and delivered as of October 25, 2003, by and between Mace Security International, Inc., a Delaware corporation ("Company"), and Louis D. Paolino, Jr., an individual ("Employee").
                                    RECITALS

     The Company and Employee are parties to an Employment Contract dated August 12, 2003 ("Agreement"). The parties are entering into this Amendment to provide that the Company may terminate the Agreement, after a Change of Control Event, as defined in Paragraph 2(d) of the Agreement, provided (i) Employee has been paid the $2,500,000 payment due Employee upon a Change of Control Event, as set forth in Paragraph 2(d) of the Agreement, and (ii) Employee is paid an amount equal to Employee's annual salary of $400,000 under Paragraph 2(a ) of the Agreement pro rated starting on the date the Employee is terminated and ending August 12, 2006.



     NOW, THEREFORE, in consideration of the mutual promises, terms and conditions set forth herein and the performance of each, the parties hereby agree as follows:


  1. Change of Control Event Termination. In addition to the events set forth in Paragraph 7(b) of the Agreement which allow the Company to terminate the Employee's employment, the Company may terminate the Employee's employment, as set forth in this Paragraph 1. The Company may terminate Employee's employment under the Agreement effective upon written notice to Employee, after the occurrence of a Change of Control Event, as defined in Paragraph 2(d) of the Agreement; provided, that (i) Employee has been paid the $2,500,000 payment due Employee upon a Change of Control Event, as set forth in Paragraph 2(d) of the Agreement, and (ii) Employee is paid with the notice of termination an amount equal to the amount of annual salary Employee would have been paid under Paragraph 2(a) of the Agreement from the date of the notice of termination through August 12, 2006. If Employee's employment is terminated by the Company, all rights and obligations of Company and Employee under the Agreement shall cease immediately, except that Employee's obligations under paragraphs 4, 5, and 6, and the Company's obligations under Paragraph 15 of the Agreement shall survive such termination.

     2. Complete Agreement. This Amendment and the Agreement is the final, complete and exclusive statement and expression of the agreement between Company and Employee, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Amendment or the Agreement. This Amendment supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind. The Agreement is in full force and effect, except as specifically modified by this Amendment.

           IN WITNESS WHEREOF, the undersigned parties have executed this Agreement on the year and day above written.

                        MACE SECURITY INTERNATIONAL, INC.

                 /s/ Robert M. Kramer
                 -----------------------
                 By: Robert M. Kramer, Executive Vice President



                 /s/ Louis D. Paolino, Jr.
                 ------------------------
                 Louis D. Paolino, Jr.


Amend

                                       2